Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Surrozen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, 2025 Equity Inducement Plan	Other (2)	250,000	$10.49 (2)	$2,622,500	$0.00015310	$401.51
Total Offering Amounts				—	$2,622,500	—	$401.51
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$401.51

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the Surrozen, Inc. 2025 Equity Inducement Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Surrozen, Inc.’s common stock, as applicable.

(2) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Surrozen, Inc.’s common stock as reported on The Nasdaq Capital Market on August 4, 2025, rounded up to the nearest cent, which date is within five business days prior to the filing of this Registration Statement.